                                                                     Exhibit 2.1


                          CONCORD COMMUNICATIONS, INC.

                               E ACQUISITION CORP.

                            EMPIRE TECHNOLOGIES, INC.

                                 CHERYL KRUPCZAK

                                 ROBERT KRUPCZAK


                      AGREEMENT AND PLAN OF REORGANIZATION


                          Dated as of October 19, 1999

                                TABLE OF CONTENTS

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ARTICLE I.  THE MERGER..........................................................     1

1.1    The Merger...............................................................     1
1.2    Effects of the Merger....................................................     1
1.3    Closing..................................................................     1

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; NO DISSENTING SHARES............     2

2.1    Conversion of Shares of Empire Common Stock..............................     2
2.2    Escrow Shares............................................................     2
2.3    Delivery of Evidence of Ownership........................................     3
2.4    No Further Ownership Rights in Empire Common Stock.......................     3
2.5    No Fractional Shares.....................................................     3

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS................     3

3.1    Organization, Standing and Power; Subsidiaries...........................     4
3.2    Capital Structure........................................................     5
3.3    Authority................................................................     5
3.4    Compliance with Laws and Other Instruments; Non-Contravention............     5
3.5    Technology and Intellectual Property Rights..............................     7
3.6    Financial Statements; Business Information...............................     9
3.7    Taxes....................................................................    10
3.8    Absence of Certain Changes and Events....................................    12
3.9    Leases in Effect.........................................................    14
3.10   Personal Property; Real Estate...........................................    14
3.11   Certain Transactions.....................................................    15
3.12   Litigation and Other Proceedings.........................................    15
3.13   No Defaults..............................................................    15
3.14   Major Contracts..........................................................    16
3.15   Material Reductions......................................................    17
3.16   Insurance and Banking Facilities.........................................    17
3.17   Employees................................................................    17
3.18   Employee Benefit Plans...................................................    18
3.19   Certain Agreements.......................................................    19
3.20   Guarantees and Suretyships...............................................    19
3.21   Brokers and Finders......................................................    19
3.22   Certain Payments.........................................................    19
3.23   Environmental Matters....................................................    20
3.24   Enforceability of Contracts, etc.........................................    20
3.25   Year 2000................................................................    20
3.26   Disclosure...............................................................    21
3.27   Reliance.................................................................    21

ARTICLE IV.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS......    21


ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF CONCORD AND MERGER SUB............    22

5.1    Organization and Qualification...........................................    22
5.2    Capitalization...........................................................    22
5.3    Authority Relative to this Agreement.....................................    22
5.4    Non-Contravention........................................................    23
5.5    SEC Reports..............................................................    23
5.6    Validity of Concord Merger Shares........................................    23
5.7    Consents and Approvals of Governmental Authorities.......................    24
5.8    H-S-R Act................................................................    24

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5.9    Reliance.................................................................    24
5.10   Tax Treatment............................................................    24
5.11   Section 368(a)(2)(E)Representations......................................    24

ARTICLE VI  DELIVERIES AT CLOSING; CONDITIONS PRECEDENT TO CLOSING..............    25

6.1    Obligations of All Parties at the Closing................................    25
6.2    Obligations of the Stockholders at the Closing...........................    25
6.3    Obligations of Concord and Merger Sub at the Closing.....................    27
6.4    Other Deliverables at the Closing........................................    27
6.5    Conditions to the Obligations of Each Party..............................    27
6.6    Conditions to Obligation of Concord and Merger Sub.......................    28
6.7    Conditions to Obligation of Empire and the Stockholders..................    28

ARTICLE VII.  ADDITIONAL AGREEMENTS.............................................    29

7.1    Legal Conditions to the Merger...........................................    29
7.2    Employee Benefits........................................................    29
7.3    Expenses.................................................................    29
7.4    Additional Agreements....................................................    30
7.5    Public Announcements.....................................................    30
7.6    Confidentiality..........................................................    30
7.7    Pooling..................................................................    30
7.8    Tax Matters..............................................................    31
7.9    Stock Appreciation Rights................................................    32
7.10   Reorganization Treatment.................................................    32

ARTICLE VIII  INDEMNIFICATION BY STOCKHOLDERS...................................    33

8.1    Indemnification Relating to Agreement....................................    33
8.2    Third Party Claims.......................................................    33
8.3    Tax Contests.............................................................    34
8.4    Limitations..............................................................    34
8.5    Exceptions to Limitations................................................    35
8.6    Binding Effect...........................................................    35

ARTICLE IX  INDEMNIFICATION BY CONCORD AND MERGER SUB...........................    36

9.1    Indemnification Relating to Agreement....................................    36
9.2    Limitations..............................................................    36
9.3    Third Party Claims.......................................................    37
9.4    Binding Effect...........................................................    37
9.5    Exceptions to Limitations................................................    38

ARTICLE X.  MISCELLANEOUS.......................................................    38

10.1    Entire Agreement........................................................    38
10.2    Governing Law; Consent to Jurisdiction..................................    38
10.3    Notices.................................................................    38
10.4    Severability............................................................    38
10.5    Survival of Representations and Warranties..............................    38
10.6    Assignment..............................................................    39
10.7    Counterparts............................................................    39
10.8    Amendment...............................................................    39
10.9    Extension, Waiver.......................................................    39
10.10   Interpretation..........................................................    39
10.11   Knowledge...............................................................    39
10.12   Transfer, Sales, Documentary, Stamp and Other Similar Taxes.............    40

EXHIBITS

EXHIBIT 2.2      --   Escrow Agreement
EXHIBIT 6.1(c)   --   Non-Competition Agreement
EXHIBIT 6.2(c)   --   Investment Agreement
EXHIBIT 6.3(b)   --   Registration Rights Agreement
EXHIBIT 7.7      --   Empire Affiliate Agreement
Exhibit 10.3     --   Agreement Regarding Notification

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 19, 1999 (this "Agreement"), by and among CONCORD COMMUNICATIONS, INC., a Massachusetts corporation ("Concord"); E ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary of Concord ("Merger Sub"); EMPIRE TECHNOLOGIES, INC., a Georgia corporation ("Empire"); and the undersigned stockholders of Empire (the "Stockholders").

         INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Concord, Merger Sub, Empire and the Stockholders agree as follows:


                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Merger Sub will be merged with and into Empire (the "Merger"). Articles of Merger and any other required documents (collectively, the "Merger Documents") will be duly prepared, executed and acknowledged by Empire and Merger Sub and thereafter delivered to the Secretary of State of Georgia for filing in accordance with the GBCC contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Georgia (the "Effective Time"). Following the Merger, Empire will continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of Georgia, and the separate corporate existence of Merger Sub will cease.

         1.2 Effects of the Merger. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Articles of Merger and applicable law, (ii) the Articles of Incorporation of Empire will be amended,
(iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

         1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on October 29, 1999 (the "Closing Date"), at a location that is

                      AGREEMENT AND PLAN OF REORGANIZATION -- Page 2

mutually acceptable to the parties. At the Closing, and concurrently with the Closing, the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Georgia. The Closing will be deemed to have concluded at the Effective Time.


                                   ARTICLE II

             CONVERSION AND EXCHANGE OF SHARES; NO DISSENTING SHARES


         2.1      Conversion of Shares of Empire Common Stock.

                  (a) At the Effective Time, all of the shares of common stock, no par value per share, of Empire ("Empire Common Stock") issued and outstanding immediately prior to the Effective Time will be automatically canceled in the Merger without payment of any consideration therefor, and will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, par value $.01 per share, of Concord ("Concord Common Stock") in accordance with Section 2.1(c). Shares of Empire Common Stock that are actually issued and outstanding immediately prior to the Effective Time are sometimes referred to herein as the "Outstanding Empire Shares."

                  (b) The aggregate number of shares of Concord Common Stock to be issued in exchange for the acquisition of all Outstanding Empire Shares will be equal to Eight Hundred Fifteen Thousand Two Hundred Forty Eight (815,248). Such shares are herein referred to as the "Concord Merger Shares".

                  (c) At the Effective Time, each Outstanding Empire Share will be converted into 815,248 shares of Concord Common Stock (such ratio being referred to herein as the "Conversion Ratio"). The parties hereby acknowledge and agree that the Conversion Ratio was calculated by dividing the number of Concord Merger Shares by the sum of the number of Outstanding Empire Shares. Each holder of Outstanding Empire Shares will receive that aggregate number of shares of Concord Common Stock equal to the Conversion Ratio multiplied by the number of Outstanding Empire Shares held by such holder immediately prior to the Effective Time.

                  (d) At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

         2.2 Escrow Shares. Of the Concord Merger Shares, Eighty One Thousand Five Hundred Twenty Four (81,524) shares of Concord Common Stock (the "Escrow Shares") will be deposited and held in escrow in accordance with the Escrow Agreement attached as EXHIBIT 2.2 (the "Escrow Agreement"). The Escrow Shares will be withheld on a pro rata basis among the

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 3

Stockholders. The exact number of Escrow Shares held for the account of each Stockholder will be determined at the Closing by the agreement in writing of Concord and Empire. The delivery of the Escrow Shares will be made on behalf of the Stockholders in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Concord directly to such holders and subsequently delivered by such holders to the Escrow Agent, as defined in the Escrow Agreement.

         2.3 Delivery of Evidence of Ownership. At the Effective Time, each holder of a certificate or other documentation representing Outstanding Empire Shares will surrender such certificates or other documentation to Concord, and, duly executed counterparts of this Agreement, the Escrow Agreement and the Investment Agreement (as defined below) and such other duly executed documentation as may be reasonably required by Concord to effect a transfer of such shares, and upon such surrender and at the Effective Time each such holder will receive from Concord or its transfer agent certificates registered in the name of such holder representing the applicable number of Concord Merger Shares, to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2.

         2.4 No Further Ownership Rights in Empire Common Stock. The Merger and its approval by the Stockholders and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Empire Common Stock pursuant to the GBCC, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Empire of Empire Common Stock. Until surrendered to Concord, each certificate for Empire Common Stock will, after the Effective Time, represent only the right to receive shares of Concord Common Stock into which the shares of Empire Common Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Concord Common Stock will be paid to the holder of any certificate for shares of Empire Common Stock.

         2.5 No Fractional Shares. No certificates or scrip for fractional shares of Concord Common Stock will be issued, no Concord stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Concord.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Except as set forth in the disclosure schedule of Empire dated as of the date hereof and delivered herewith to Concord (the "Empire Disclosure Schedule") which identifies the section and subsection to which each disclosure therein relates, each of the Stockholders jointly and severally represent and warrant to Concord and Merger Sub as follows:

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 4

         3.1      Organization, Standing and Power; Subsidiaries.
                  -----------------------------------------------

                  (a) Empire is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Empire.

         As used in this Agreement, "Business Condition" with respect to any Person (as defined below) means the business condition, financial or otherwise, results of operations, assets or prospects (as defined below) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "Subsidiary" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity, and "prospects" means events, conditions, facts or developments that are known to Empire or the Stockholders and that in the reasonable course of events are expected to have a material effect on future operations of the business as presently conducted by Empire. In this Agreement, "Person" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

         There are no Subsidiaries of Empire. Empire has delivered to Concord complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("Charter Documents") of Empire, in each case, as amended to the date hereof. The minute books and stock records of Empire, complete and correct copies of which have been delivered to Concord, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Empire and its Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of Empire's capital stock. Section 3.1 of the Empire Disclosure Schedule contains a complete and correct list of the officers and directors of Empire.

                  (b) Empire has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity.

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 5

         3.2      Capital Structure.
                   ------------------

                  (a) The authorized capital stock of Empire consists of 10,000 shares of Empire Common Stock, of which 1,000 shares are issued and outstanding as of the date of this Agreement. Section 3.2 of the Empire Disclosure Schedule sets forth all holders of Empire Common Stock and the number of shares owned. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "Empire Option") to which Empire is a party or by which Empire may be bound obligating Empire to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Empire, or obligating Empire to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

                  (b) All outstanding shares of Empire Common Stock are validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Empire is a party or by which Empire may be bound. Empire does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Empire Common Stock on any matter ("Empire Voting Debt") or (ii) other than in connection with the SAR Plan, are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

                  (c) The SAR Plan shall by its terms terminate upon making of the payments indicated on Section 3.2 of the Empire Disclosure Schedule, and except as described on Section 3.2 of the Empire Disclosure Schedule, no Person is entitled to any form of payment at the Closing pursuant to the terms of such plan.

         3.3 Authority. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Empire have been duly authorized by all necessary action of the Board of Directors and stockholders of Empire. Certified copies of the resolutions adopted by the Board of Directors of Empire and its stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been provided to Concord prior to the Closing. Empire has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Empire in accordance with its terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

         3.4 Compliance with Laws and Other Instruments; Non-Contravention. Empire holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 6

hold would not have a material adverse effect on Empire's Business Condition. There are no violations or, to the knowledge of either Stockholder, any claimed violations of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation, excepting, however, when such violation would not have a material adverse effect on Empire's Business Condition. Assuming the receipt of all Consents (as defined below) and further assuming the accuracy of the representations and warranties of Concord and Merger Sub contained in the Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Empire and the Stockholders, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Empire or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Empire is a party, or under which Empire is obligated, or by which Empire or any of the rights, properties or assets of Empire are subject or bound; result in the creation of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever (a "Lien") upon, or otherwise adversely affect, any of the rights, properties or assets of Empire; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Empire is a party, or under which Empire is obligated, or by which Empire or any of the rights, properties or assets of Empire are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Empire is a party, or under which Empire may be obligated, or by which Empire or any of the rights, properties or assets of Empire are subject or bound. Section 3.4 of the Empire Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Empire requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Empire Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Empire and the Stockholders or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "Consent"), other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of Empire. Assuming the accuracy of the representations and warranties of Concord and Merger Sub contained in the Agreement and the other agreements contemplated hereby, no consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Empire in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Empire and the Stockholders or the consummation of the Merger or any other transaction described herein, except for the filing by Empire and Merger Sub of the appropriate Merger Documents with the Secretary of State of Georgia.

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 7

         3.5      Technology and Intellectual Property Rights.
                  --------------------------------------------

                  (a) For the purposes of this Agreement, "Empire Intellectual Property" consists of the following intellectual property:

                  (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

                  (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; and

                  (iii) all other tangible or intangible proprietary information and materials; and

                  (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Empire or that are being, and/or have been, used, or are currently under development for use, in the business of Empire as it has been, is currently or is currently planned to be conducted; provided, however, that Empire Intellectual Property will not include any commercially available third party software or related intellectual property.

                  (b) Section 3.5 of the Empire Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Empire Intellectual Property and owned by or on behalf of Empire; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Empire; and (iii) all licenses, sublicenses and other agreements to which Empire is a party and pursuant to which Empire or any other person is authorized to use any Empire Intellectual Property or exercise any other right with regard thereto, other than end-user licenses entered into in the ordinary course of business which were entered into using one of Empire's standard end-user license agreements in the form attached to Section 3.5 of the Empire Disclosure Schedule (each a "Standard License Agreement"). The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

                  (c) Empire Intellectual Property consists solely of items and rights that are either: (i) owned solely by Empire; (ii) in the public domain; or (iii) rightfully used and authorized by Empire for use pursuant to a valid license. All Empire Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the Empire Disclosure Schedule. Subject to such legend requirements as are described in Section 3.5 of the Empire Disclosure Schedule, Empire has all rights in Empire Intellectual Property

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 8

necessary to carry out Empire's current, former and planned future activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Empire Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                  (d) Except as described in Section 3.5 of the Empire Disclosure Schedule, Empire is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Empire's obligations hereunder or the consummation of the Merger, will Empire be, in violation of any license, sublicense or other agreement relating to any Empire Intellectual Property to which Empire is a party or otherwise bound. Empire is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Empire in Empire Intellectual Property.

                  (e) (1) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Empire Intellectual Property (x) as rightfully used and authorized by Empire for use pursuant to a valid license, (y) as provided or offered by Empire on or prior to the Effective Date, or (z) as currently proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or (2) any other exercise of Empire Intellectual Property Rights by Empire in the manner in which such rights have been exercised on or prior to the Effective Date, does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Empire of any Empire Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Empire infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Empire or, to the knowledge of either Stockholder (as defined below), are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Empire Intellectual Property, other than review of pending applications for patent, and Empire is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Empire are valid, enforceable and subsisting. To the knowledge of either Stockholder, there is no unauthorized use, infringement, or misappropriation of any Empire Intellectual Property by any third party, employee or former employee.

                  (f) Section 3.5 of the Empire Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to,

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 9

Empire Intellectual Property. Empire has secured from all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, Empire Intellectual Property valid and enforceable written assignments of any such work or other rights to Empire and has provided true and complete copies of such assignments to Concord.

                  (g) Empire has obtained written agreements from all employees and from third parties with whom Empire, to its knowledge, has shared confidential proprietary information (i) of Empire or (ii) received from others that Empire is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, that agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Empire has made available copies of such written agreements, as executed, to Concord.

         3.6      Financial Statements; Business Information.
                  -------------------------------------------

                  (a) Empire has delivered to Concord an unaudited balance sheet accompanied by the Review Report of Forbes & Company dated October 13, 1999 (the "Unaudited Balance Sheet") as of September 30, 1999 (the "Unaudited Balance Sheet Date") and audited balance sheets (the "Audited Balance Sheets") as of December 31, 1998 (the "Audited Balance Sheet Date") and December 31, 1997, unaudited statements of income and cash flows for the nine-month period ended September 30, 1999 accompanied by the Review Report of Forbes & Company dated October 13, 1999 and audited statements of income and cash flows for its 1997 and 1998 fiscal years (all of such balance sheets and statements of income and cash flows are collectively referred to as the "Financial Statements"). The Financial Statements: (i) are in accordance with the books and records of Empire; (ii) present fairly, in all material respects, the financial position of Empire as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in Section 3.6 of the Empire Disclosure Schedule). As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Unaudited Balance Sheet or Section 3.6 of the Empire Disclosure Schedule, and since the Unaudited Balance Sheet Date, Empire has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Empire in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein, none of which are material to the Business Conditions of Empire.

                  (b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, to the knowledge of each Stockholder, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by Empire since the

                  AGREEMENT AND PLAN OF REORGANIZATION -- Page 10

 Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible, subject to an appropriate reserve determined in accordance with generally accepted accounting principles. No accounts, notes or other receivables are contingent upon the performance by Empire of any obligation or contract other than customary maintenance and support obligations. No Person has any Lien on any of such receivables and, except as indicated in Section 3.6 of the Empire Disclosure Schedule, no agreement for deduction or discount has been made with respect thereto.

         3.7      Taxes.
                  ------

                  (a) The term "Taxes" as used herein means all federal, state, local and foreign income taxes, alternative or add-on minimum taxes, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

                  (b) Empire has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown as due on such Tax Returns). Empire has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by Empire were complete and correct in all material respects, and such Tax Returns correctly reflected all material facts regarding the income, business, assets, operations, activities, status and other matters of Empire and any other information required to be shown thereon. None of the Tax Returns filed by Empire or Taxes payable by Empire have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of either Stockholder, threatened. Empire is not currently the beneficiary of any extension of time within which to file any Tax Return, and Empire has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting Empire are set forth in the Financial Statements or in Section 3.7 of the Empire Disclosure Schedule. None of the Tax Returns filed by Empire contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Empire is not a party to any Tax sharing agreement or similar arrangement. Empire has never been a member of a group filing a consolidated federal income Tax Return or a consolidated, combined, or other affiliated group state tax return (other than a group the common parent of which was Empire), and Empire does not have any liability for the Taxes of any Person (other than Empire) under Treasury Regulation Section 1.1502-6 (or

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 11

any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

                  (c) Empire is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Empire has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. Empire has not made or agreed to make any change in accounting method or practice and has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and Empire will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. Empire does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Concord Merger Shares is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the assets of Empire is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of Empire directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Empire is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where Empire does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Section 3.7(c) of the Empire Disclosure Schedule lists all jurisdictions (federal, state, local, or foreign) in which any tax is properly payable or in which returns are required to be filed. Empire has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Empire has not participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding capital stock of Empire are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

                  (d) There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of Empire. The unpaid Taxes of Empire attributable to periods (or portions thereof) ending on or before the Unaudited Balance Sheet Date did not exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and the unpaid Taxes of Empire attributable to periods (or portions thereof) ending on or before the Closing Date (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement) will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Empire in filing its Tax Returns. Empire has not incurred and will not incur any liability for Taxes subsequent to the Unaudited Balance Sheet Date through the Closing Date except in the ordinary course of business. Section 3.7 of the Empire Disclosure Schedule sets forth Empire's Tax basis in each of its assets. Empire is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 12

purposes.

                  (e) Empire and its stockholders made a valid election for Empire to be treated as an "S corporation," as that term is defined in Section 1361(a) of the Code, for federal income tax purposes and as an S corporation (or comparable classification) under the laws of Georgia and any other states and localities where Empire is or has been subject to tax, and have taken no action to revoke, elect out of, or otherwise disclaim or avoid such status; and all of such elections will be in effect at the Effective Time. Section 3.7 of the Empire Disclosure Schedule lists each such election, and a true copy of each such election (where an election in writing is required) is attached thereto. There are no grounds for the revocation of any such election and no such election will be revoked retroactively or otherwise except at the Effective Time by reason of the Merger. Empire has been an S corporation for federal income tax purposes and has been classified and treated comparably for purposes of Georgia and any other state and local income tax purposes at all times since its inception through the date hereof. Neither Empire nor any of its stockholders has taken any action that would cause, or would result in, the termination of the S corporation (or comparable) status of Empire, other than pursuant to this Agreement. No Tax will be imposed under Section 1374 of the Code or any corresponding provisions of the laws of Georgia or any other applicable Governmental Entity as a result of the transactions contemplated by this Agreement.

                  (f) To the knowledge of Empire and each of the Stockholders, there has not been any audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity of any Tax Return filed by a stockholder of Empire with respect to, or which may relate to, items of income, gain, deduction, loss or credit of Empire; and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is in progress and such stockholders have not been notified by any Governmental Entity that any such audit is contemplated or pending.

         3.8 Absence of Certain Changes and Events. From September 30, 1999, there has not been:

                  (a) Any transaction involving more than $50,000 entered into by Empire other than in the ordinary course of business; any change (or any development or combination of developments of which Empire has knowledge which is reasonably likely to result in such a change) in Empire's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to Empire's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Empire due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

                  (b) Except as described in Section 3.8 of the Empire Disclosure Schedule, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Empire, or any repurchase, redemption, retirement or other acquisition by Empire of any outstanding shares of capital stock, any Empire Option, or other securities of, or other equity or ownership interests in, Empire;

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 13

                  (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with past practice ("ordinary course of business");

                  (d) Any change in the Charter Documents of Empire or any amendment of any term of any outstanding security of Empire;

                  (e) Any incurrence, assumption or guarantee by Empire of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

                  (f) Any creation or assumption by Empire of any Lien on any asset;

                  (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

                  (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

                  (i) Other than as identified pursuant to clauses (a) through
(h) hereof, any other material transaction or commitment made, or any material contract or agreement entered into, by Empire relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Empire of any contract or other right (excluding any Standard License Agreement);

                  (j) Except as described in Section 3.8 of the Empire Disclosure Schedule, any (A) grant of any severance or termination pay to any director, officer or employee of Empire, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Empire, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Empire or (E) change in the payment or accrual policy with respect to any of the foregoing;

                  (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Empire, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Empire;

                  (l) Any notes or accounts receivable or portions thereof written off by Empire as uncollectible in an aggregate amount exceeding $50,000;

                 AGREEMENT AND PLAN OF REORGANIZATION -- Page 14

                  (m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Empire is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Empire or phantom stock interest in Empire;

                  (n) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $50,000;

                  (o) Any sale, assignment or transfer of any Empire Intellectual Property or other similar assets, including licenses therefor excluding any Standard License Agreement;

                  (p) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000;

                  (q) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Empire or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act") of any such Person, has any direct or indirect ownership interests; or

                  (r) Any agreement undertaking or commitment to do any of the foregoing.

         3.9 Leases in Effect. All real property leases and subleases as to which Empire is a party and any amendments or modifications thereof are listed in Section 3.9 of the Empire Disclosure Schedule (each a "Lease" and collectively, the "Leases") are valid, in full force and effect and enforceable, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles, and there are no existing defaults on the part of Empire, and Empire has not received or given notice of default or claimed default with respect to any Lease, nor to the knowledge of either Stockholder, is there any event that with notice or lapse of time, or both, would constitute a default on the part of Empire thereunder.

         3.10     Personal Property; Real Estate.


                  (a) Empire has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. Each of the Stockholders represents and warrants that: (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $50,000 or more, which are used by Empire in the conduct of its business, is in good operating condition and repair, reasonable wear and tear excepted. Except as described in Section 3.10 of the Empire

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 15

Disclosure Schedule, there is no asset required by Empire in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

                  (b) Section 3.10 of the Empire Disclosure Schedule contains a schedule setting forth and describing all real property which is leased by Empire, or in which Empire has any other right, title or interest. Empire does not own any real property. True and complete copies of each lease have been provided to Concord, and such leases constitute the entire understanding relating to Empire's use and occupancy of the leased premises. The leases are presently in full force and effect without further amendment or modification. Empire is not in default in the performance of obligations under any lease, and Empire does not know of any state of facts which with the giving of notice or the passage of time, or both, would constitute a default by Empire or any other party thereunder.

                  (c) To the knowledge of either Stockholder, the improvements located on the real property described in Section 3.10 of the Empire Disclosure Schedule are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction or condemnation proceeding pending or threatened against Empire.

         3.11 Certain Transactions. Except as described in Section 3.10 of the Empire Disclosure Schedule and except for (a) relationships with Empire as an officer, director, or employee thereof (and compensation by Empire in consideration of such services) and (b) relationships with Empire as stockholders or option holders therein, none of the directors, officers, or Stockholders of Empire, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Empire, in which the amount involved exceeds $50,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Empire's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Empire, or any supplier, distributor, or customer of Empire, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

         3.12 Litigation and Other Proceedings. There is no action, suit, claim, investigation or proceeding (or any basis therefor) pending against or, to the knowledge of either Stockholder, threatened against Empire or its properties and assets before any court or arbitrator or any Governmental Entity. Empire is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Empire's Business Condition.

         3.13 No Defaults. Empire is not, nor has Empire received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Empire; or (iii) any loan or credit

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 16

agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Empire is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Empire.

                  3.14 Major Contracts. Except as described in Section 3.14 of the Empire Disclosure Schedule, Empire is not a party to or subject to:

                  (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

                  (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

                  (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

                  (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually $250,000 or pursuant to which Empire has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

                  (e) Any lease for real property, and any lease for personal property in which the amount of payments which Empire is required to make on an annual basis exceeds $10,000;

                  (f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

                  (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $10,000 or more;

                  (h) Any license agreement other than any Standard License Agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 17

                  (i) Any contract or agreement containing covenants purporting to limit Empire's freedom to compete in any line of business in any geographic area; or

                  (j) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment by Empire of more than $250,000 in the aggregate in any twelve month period.

         All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Empire Disclosure Schedule pursuant to this
Section 3.14 are valid and in full force and effect and Empire has not, nor, to the knowledge of either Stockholder, has any other party thereto, breached any material provisions of, or in default in any material respect under the terms thereof. Since the Unaudited Balance Sheet Date, Empire has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.14 unless such amendment, modification or termination was in the ordinary course of business and Empire has provided Concord with written notification of such.

         3.15 Material Reductions. To Empire's knowledge, none of the parties to any of the contracts identified in the Empire Disclosure Schedule pursuant to
Section 3.14 have terminated, or, to the knowledge of either Stockholder, in any way expressed to Empire an intent to reduce or terminate the amount of its business with Empire in the future.

         3.16 Insurance and Banking Facilities. Section 3.16 of the Empire Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Empire in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Empire has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Empire with respect to any such contracts of insurance or indemnity have been paid, and Empire does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

         3.17 Employees. Section 3.17 of the Empire Disclosure Schedule sets forth a list of (a) the names, titles, salaries and all other compensation of all salaried Empire employees (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried Empire employees (by classification). Any persons engaged by Empire as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee has stated to either Stockholder that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of Empire have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Empire is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 18


property or assignment of inventions. Empire has never been and, to the knowledge of either Stockholder, is not now subject to a union organizing effort. Except as set forth in Section 3.17 of the Empire Disclosure Schedule, Empire does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Empire is not a party to any pending, or to Empire's knowledge, threatened, labor dispute. Empire has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of either Stockholder, threatened to be brought, in any court or administrative agency by any former or current Empire employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Empire's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

         3.18 Employee Benefit Plans. Each Plan (as defined below) covering active, former, or retired employees of Empire is listed in Section 3.18 of the Empire Disclosure Schedule. "Plan" means any employee benefit plan as defined in ERISA (as defined below) and will also include any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Empire has made available to Concord a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Empire has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code
Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Empire nor any entity which is considered one employer with Empire under Section 414 of the Code or
Section 4001 of ERISA has ever

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 19


maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Empire to amend or terminate any Plan without incurring any liability thereunder. Empire has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA
Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Empire relating to, or change in employee participation or coverage under, any Plan (excluding third party plans in which Empire participates). Neither Empire nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Empire other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

         3.19 Certain Agreements. Except as contemplated by this Agreement, it being agreed that the payment of the sums owing under the SAR Plan is contemplated hereby, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Empire (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Empire under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.20 Guarantees and Suretyships. Empire has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and Empire has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

         3.21 Brokers and Finders. Neither Empire nor any of the Stockholders has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor by any agreement of either Stockholder or Empire does or will Empire owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

         3.22 Certain Payments. Neither Empire, nor to the knowledge of either Stockholder, any Person acting on behalf of Empire has, directly or indirectly, on behalf of or with respect to Empire: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Empire, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

                AGREEMENT AND PLAN OF REORGANIZATION -- Page 20

         3.23 Environmental Matters. Empire has complied with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); Empire has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (iii) to the knowledge of either Stockholder, there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Empire; (iv) Empire has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Empire; and (v) to the knowledge of either Stockholder, there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to Empire's operations or activities, or any real property at any time owned, operated or leased by Empire, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

         3.24     Enforceability of Contracts, etc.

                  (a) No Person that is a party to any material contract, agreement, commitment or plan to which Empire is a party has a valid defense, on account of non-performance or malfeasance by Empire, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

                  (b) Neither Empire, nor, to the knowledge of either Stockholder, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which Empire is a party, and to the knowledge of either Stockholder, no event or action has occurred, is pending, or, to the knowledge of Empire, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a material breach or a material default by Empire or, to the knowledge of either Stockholder, any other Person, under any material contract, agreement, arrangement, commitment or plan to which Empire is a party.

         3.25 Year 2000. To the extent any of the hardware products and tools or software products and tools that are currently published, offered or under development by Empire process, manipulate, provide, handle or otherwise use properly formatted date or date related data, all such hardware products and tools and software products are year 2000 compliant. In addition, to the knowledge of either Stockholder any reprogramming required to permit the

                 Agreement and Plan of Reorganization -- Page 21



proper functioning, in and following the year 2000, of Empire's internal computer systems, critical for Empire's continued material operations, and the testing of all such systems and equipment, as so reprogrammed, has been completed. The cost to Empire of such reprogramming and testing and the reasonably foreseeable consequences of year 2000 to Empire (including, without limitation, reprogramming errors, products or services provided by Empire) will not have a material adverse effect on Empire's Business Condition. For purposes of this Agreement, a product will not be deemed to be "year 2000 compliant" unless it is capable of correctly and accurately (i) processing, manipulating, providing, handling or otherwise using date data properly formatted within and between the twentieth and twenty-first centuries and (ii) handling the computer date rollover on December 31, 1999 at midnight.

         3.26 Disclosure. Neither the representations or warranties made by the Stockholders in this Agreement, nor the Empire Disclosure Schedule or any other certificate executed and delivered by Empire or the Stockholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         3.27 Reliance. The foregoing representations and warranties are made by Empire and the Stockholders with the knowledge and expectation that Concord and Merger Sub are placing reliance thereon.


                                   ARTICLE IV

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Each Stockholder severally represents and warrants to Concord and Merger Sub as follows:

                  (a) Subject to applicable community property laws, such Empire Stockholder is the lawful owner of the shares of Empire Common Stock to be exchanged for the Concord Merger Shares pursuant to this Agreement and has, and on the Closing Date will have, good and clear title to such shares of Empire Common Stock, free of all Liens.

                  (b) Such Stockholder has, and on the Closing Date will have, full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of Empire Common Stock owned by him, her or it in the manner provided herein. Such Stockholder has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of such Stockholder in accordance with its terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

                 Agreement and Plan of Reorganization -- Page 22



                  (c) Assuming the accuracy of the representations and warranties of Concord and the Merger Sub contained in the Agreement and the other agreements contemplated hereby, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Stockholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Stockholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity, or under any contract, agreement or commitment to which such Stockholder is a party or by which such Stockholder or property of such Stockholder is bound, and will not constitute a violation on the part of such Stockholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Stockholder or property of such Stockholder.


                                    ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF CONCORD AND MERGER SUB


         Except as set forth in the disclosure schedule of Concord dated as of the date hereof and delivered herewith to Empire (the "Concord Disclosure Schedule") which identifies the section and subsection to which each disclosure therein relates, Concord and Merger Sub jointly and severally represent and warrant to each Stockholder as follows:

         5.1 Organization and Qualification. Concord is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Concord. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is recently organized and has conducted no business activities and holds no assets other than the Concord Merger Shares, other than as contemplated by this Agreement.

         5.2 Capitalization. The authorized capital stock of Concord consists of 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued or outstanding or held in Concord's treasury, and 50,000,000 shares of Concord Common Stock, of which, as of September 30, 1999: (a) 13,484,031 shares were validly issued and outstanding, fully paid and nonassessable and (b) 6,026,786 shares were reserved for issuance pursuant to Concord's stock option and stock purchase plans for its employees and directors of which options for 2,881,784 shares have been granted and are outstanding.

         5.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Concord and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of

                 Agreement and Plan of Reorganization -- Page 23



Concord and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Concord and Merger Sub and Concord as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been provided to Empire. Each of Concord and Merger Sub has duly and validly executed and delivered this Agreement and has, duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Concord and Merger Sub in accordance with its terms.

         5.4 Non-Contravention. Assuming the accuracy of the representations and warranties of Empire and the Stockholders contained in the Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Concord and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Concord or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Concord is a party, or under which Concord is obligated, or by which Concord or any of the rights, properties or assets of Concord are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Concord; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Concord is a party, or under which Concord is obligated, or by which Concord or any of the rights, properties or assets of Concord are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Concord is a party, or under which Concord may be obligated, or by which Concord or any of the rights, properties or assets of Concord are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of Concord.

         5.5 SEC Reports. Concord has made available to Empire true and correct copies of its (i) Form 10-Ks for the period ended December 31, 1998 and December 31, 1997, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999, and (iii) all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1998 (collectively, the "Reports"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance.

         5.6 Validity of Concord Merger Shares. The Concord Merger Shares issued in the Merger will, when issued, be validly issued, fully paid and nonassessable.

                 Agreement and Plan of Reorganization -- Page 24



         5.7 Consents and Approvals of Governmental Authorities. Assuming the accuracy of the representations and warranties of Empire and the Stockholders contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities laws, (b) the filing and recording of the Merger Documents as provided by the GBCC, (c) the filing of appropriate documents with the Nasdaq Stock Market and (d) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Concord or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         5.8 H-S-R Act. All entities included within the "person" of which Concord is the "ultimate parent entity" under the Hart-Scott-Rodino Antitrust Improvements Act, 15 U.S.C. Section 18a, do not collectively have total assets or annual net sales of $100,000,000 or more.

         5.9 Reliance. The foregoing representations and warranties are made by Concord and Merger Sub with the knowledge and expectation that Empire and the Stockholders are placing reliance thereon.

         5.10 Tax Treatment. Neither Concord nor, to Concord's knowledge, any of its affiliates has taken, failed to take, or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of section 368 of the Code.

         5.11 Section 368(a)(2)(E) Representations. Concord hereby represents and warrants the following to be true and correct as of the Effective Time and understands that the Stockholders will rely on such representations and warranties and will assume them to be correct, without further inquiry, as of the Effective Time:

                  (a) For purposes of these representations, a party is related to Concord if such party and Concord would be treated as related parties within the meaning of Treasury Regulations Section 1.368-1(e)(3). For purposes of the following representations, control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

                  (b) Following the Merger, Concord has no plan or intention to cause Empire to issue additional shares of its capital stock that would result in Concord losing control of Empire, or take any other action that would result in Concord losing control of Empire.

                  (c) Neither Concord, nor related parties, have a plan or intention to reacquire any shares of Concord Common Stock issued in the Merger.

                  (d) Concord has no plan or intention to liquidate Empire subsequent to the Merger; to merge Empire with or into another corporation subsequent to the Merger; to sell or otherwise dispose of the stock of Empire subsequent to the Merger, except for transfers of stock

                 Agreement and Plan of Reorganization -- Page 25



to corporations controlled by Concord or to cause Empire to sell or otherwise dispose of any of its assets subsequent to the Merger, except for dispositions made in the ordinary course of business, or payment of expenses incurred by Empire pursuant to the Merger and except for transfers of Empire's assets or assets theretofore held by Empire to one or more corporations controlled, in each case, by the transferor corporation.

                  (e) Following the Merger, Empire will continue its historic business or use a significant portion of Empire's historic business assets in a business.

                  (f) Concord and Empire will pay their respective expenses, if any, incurred in connection with the Merger.

                  (g) Neither Concord nor Merger Sub are investment companies. For purposes of this representation, an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code) or a corporation, 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment within the meaning of Section 368(a)(2)(F)(iii) of the Code.


                                   ARTICLE VI

             DELIVERIES AT CLOSING; CONDITIONS PRECEDENT TO CLOSING

         6.1 Obligations of All Parties at the Closing. At the Closing, Empire, the Stockholders, Concord and Merger Sub shall deliver or cause to be delivered to one another the following (as applicable):

                  (a) the Escrow Agreement, dated the Closing Date, and duly executed by the parties thereto;

                  (b) Articles of Merger, in form and substance satisfactory to Concord and the Stockholders, dated the Closing Date and duly executed by Empire and Merger Sub;

                  (c) the Non-Competition Agreement for each of the Stockholders in the form of EXHIBIT 6.1(c) and an Employee Non-Competition Agreement for each of the Stockholders in a form acceptable to the parties; and

                  (d) the Agreement Regarding Notice, dated the Closing Date, in the form of Exhibit 6.1(e), executed by all parties hereto and the Custodian (as defined in the Escrow Agreement.

         6.2 Obligations of the Stockholders at the Closing. At the Closing, the Stockholders shall deliver or cause to be delivered the following to Concord:

                 Agreement and Plan of Reorganization -- Page 26



                  (a) stock certificates of Empire in the manner contemplated by
Section 2.3 hereof;

                  (b) a certificate (in such form as may be reasonably requested by counsel to Concord) conforming to the requirements of Section 1.1445 - 2(b)(2) of the United States Treasury Regulations;

                  (c) an Investment Agreement in the form of Exhibit 6.2(c) hereto dated the Closing Date and duly executed by each of the Stockholders of Empire;

                  (d) an Affiliate Agreement dated the Closing Date and duly executed by each of the Stockholders as contemplated by Section 7.8;

                  (e) all of the original minute books and stock books of Empire (including those of any applicable predecessors);

                  (f) duly executed resignations, dated the Closing Date, of all directors and officers of each of Empire other than as specified by Concord;

                  (g) good standing certificates or the equivalent for Empire, dated no earlier than five days before the Closing Date, from the applicable jurisdiction of formation and from each other jurisdiction in which Empire is qualified or registered to do business as a foreign corporation;

                  (h) a certificate of the Secretary of Empire certifying as to
(a) the incumbency and signatures of the officers of Empire executing this Agreement, (b) the resolutions adopted by the Board of Directors (or any committee thereof) and the stockholders of Empire authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby and adopting this Agreement in accordance with appropriate provisions of the GBCC and (c) such other matters as Concord may reasonably request;

                  (i) a legal opinion of counsel to Empire, addressed to Concord and Merger Sub, dated the Closing Date, in a form reasonably acceptable to Concord;

                  (j) an IRS Form W-9 executed by each of the Stockholders; and

                  (k) a certification from the Stockholders that no stockholder of Empire has or will exercise dissenters' rights pursuant to the GBCC; and

                  (l) executed Assignment of Inventions and Non-Disclosure Agreements to be delivered by each of the Stockholders (A) for the benefit of Empire in a form acceptable to the parties and (B) for the benefit of Concord in the form executed by its executive officers.

                  (m) all other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Concord in order to fully consummate the

                 Agreement and Plan of Reorganization -- Page 27



Merger.

         6.3 Obligations of Concord and Merger Sub at the Closing. At the Closing, Concord and Merger Sub shall deliver the following to the Stockholders:

                  (a) stock certificates of Concord in the manner contemplated by Section 2.3 hereof;

                  (b) the Registration Rights Agreement, dated the Closing Date, in the form of Exhibit 6.3(b), executed by Concord and the Stockholders;

                  (c) good standing certificates for Concord and Merger Sub, dated no earlier than five days before the Closing Date, from the Commonwealth of Massachusetts and the State of Georgia, respectively;

                  (d) a certificate of the Secretary of each of Concord and Merger Sub as to (a) the incumbency and signatures of the officers of Concord and Merger Sub executing this Agreement, (b) the resolutions adopted by the Board of Directors (or any committee thereof) of Concord and Merger Sub and the sole stockholder of Merger Sub in each case authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby and, in the case of Merger Sub, adopting this Agreement in accordance with the appropriate provisions of the GBCC and (c) such other matters as Empire may reasonably request;

                  (e) a legal opinion of Testa, Hurwitz & Thibeault, LLP, dated the Closing Date, in a form reasonably acceptable to Empire; and

                  (f) all other agreements, certificates, instruments and documents reasonably requested by the Stockholders in order to fully consummate the Merger and the other transactions described herein or in any agreement delivered pursuant hereto.

         6.4 Other Deliverables at the Closing. At the Closing, Concord shall receive from its independent auditors an opinion dated as of the Effective Date to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

         6.5 Conditions to the Obligations of Each Party. The obligations of Concord, Merger sub, Empire and the Stockholders to consummate the Closing are subject to the satisfaction of the following conditions:

                  (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                 Agreement and Plan of Reorganization -- Page 28



                  (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

                  (c) The Merger shall qualify for pooling of interests accounting treatment and qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                  (d) Each party shall have received the deliverables specified in Sections 6.1, 6.2, 6.3 and 6.4.

         6.6 Conditions to Obligation of Concord and Merger Sub. The obligation of Concord and Merger Sub to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (a) (i) The Stockholders shall have performed in all material respects all of their obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Stockholders contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Stockholders pursuant hereto, shall be true at and as of the Closing Date, as if made at and as of such date provided that, upon notice to and with the consent of Concord, the Stockholders may amend the Disclosure Schedules between the date of execution of this Merger Agreement and the Closing (x) to reflect changes in such Disclosure Schedules arising after the execution of this Merger Agreement and (y) to correct errors in the Disclosure Schedules, in either case which individually and in the aggregate do represent a material adverse development with respect to the business or financial condition of Empire and (iii) Concord shall have received a certificate signed by the Stockholders to the foregoing effect.

                  (b) All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Empire or the Stockholders for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and made by Empire and the Stockholders, including the release of any and all security interests on the assets of Empire.

                  (c) There shall not have occurred any material adverse development in the financial condition or business operations of Empire.

         6.7 Conditions to Obligation of Empire and the Stockholders. The obligation of the Stockholders to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (a) (i) Concord shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Concord contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Concord pursuant

                 Agreement and Plan of Reorganization -- Page 29



hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Empire and the Stockholders shall have received a certificate signed by the an officer of Concord to the foregoing effect.

                  (b) All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Concord for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and made by Concord.

                  (c) There shall not have occurred any material adverse development in the financial condition or business operations of Concord.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         In addition to the foregoing, Concord, Merger Sub, Empire and the Stockholders each agree to take the following actions after the execution of this Agreement.

         7.1 Legal Conditions to the Merger. Each of Concord, Merger Sub, Empire and the Stockholders will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Concord, Merger Sub, Empire and the Stockholders will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Empire, Merger Sub, or Concord in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

         7.2 Employee Benefits. Nothing contained herein will be considered as requiring Empire or Concord to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with Empire or employment with Concord is not offered or implied for any other employees of Empire and any continuation of employment with Empire after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

         7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; provided, however, that Empire will estimate and itemize any such investment banking, legal and accounting expenses of Empire prior to Closing, provide Concord

                 Agreement and Plan of Reorganization -- Page 30



with a copy of such estimate at the Closing; provided, further, that the provisions of this Section 7.3 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

         7.4 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Empire, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

         7.5 Public Announcements. Neither Concord, Empire nor any of the Stockholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Concord determines in good faith to be required by applicable law after consultation with Empire) without the prior written agreement of Concord and Empire.

         7.6 Confidentiality. Empire and Concord have entered into a Confidentiality and Nondisclosure Agreement dated September 27, 1999 concerning each party's obligations to protect the confidential information of the other party. Empire and Concord each hereby affirm each of their obligations under such agreement.

         7.7      Pooling.

                  (a) Concord, Merger Sub, Empire and each of Stockholders will use all reasonable best efforts, will cooperate fully and will take all actions as are reasonably necessary to allow the Merger and other transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with United States generally accepted accounting principles which will be acceptable to the Commission.

                  (b) Empire has delivered to Concord prior to the date of this Agreement a letter from its counsel that identifies all persons who such counsel believes may be "affiliates" of Empire, as such term is used in Rule 145 under the Securities Act and applicable accounting pronouncements of the Commission (each such Person, an "Empire Affiliate"). Each such Empire Affiliate has executed and delivered to Concord a written agreement (an "Affiliate Agreement") in the form of EXHIBIT 7.7 hereto to the effect that such Empire Affiliate (i) has not made and will not make any disposition of any shares of Empire Common Stock or other securities of Empire in the 30-day period prior to the Effective Time, and (ii) will not make any disposition of any of the Concord Merger Shares to be received by such Person after the Effective Time until Concord shall have publicly released a report including the combined financial results of Concord and Empire for a period of at least 30 days of combined operations of Concord and Empire.

                Agreement and Plan of Reorganization -- Page 31



         7.8      Tax Matters.

                  (a) The parties hereby acknowledge that the S corporation election by Empire and the Stockholders will terminate by virtue of the transactions described herein on the day immediately preceding the Effective Date (the "Election Termination Date") and a tax return covering the period from January 1, 1999 through the Election Termination Date (the "Pre-Merger Return") will be filed by Empire after the Effective Date. Concord and Merger Sub agree that no such return will be filed without the prior review and approval of the Stockholders, which approval will not be unreasonably withheld. Concord, Merger Sub and the Stockholders agree that if Section 1362(e)(2) of the Code applies to the allocation of income between an "S short year" and a "C short year" (each as defined in Section 1362(e)(1) of the Code), then the parties shall make an election under Section 1362(e)(3) of the Code.

                  (b) Concord, the Merger Sub and the Stockholders agree that there shall be no amendments of any returns filed for Empire for years prior to 1999 (which together with the Pre-Merger Return are herein referred to as the "S Corporation Returns") without each of their prior, written consents, which consents shall not be unreasonably withheld.

                  (c) In the event any party hereto receives notification of any review, examination, audit or other action by the Internal Revenue Service or any state agency with respect to any S Corporation Return (an "Examination"), such party shall provide notice to all other parties thereof and of the facts within the such party's knowledge that relate thereto within 5 business days. Either Stockholder, or the Stockholders acting jointly, will then have the right to manage and direct any response to the Examination and to defend, contest, negotiate or settle the Examination or any tax matter regarding any S Corporation Return arising out of the Examination through counsel of his own selection, satisfactory to Concord, and solely at the Stockholders' own cost and expense; provided however, that Concord shall have a right to participate in such Examination or other tax matter at its own expense. Notwithstanding the preceding sentence, the Stockholders will not settle, compromise, or offer to settle or compromise any such Examination without the prior written consent of Concord, which consent will not be unreasonably withheld. Concord must cooperate with the Stockholders in connection with any Examination, including, without limitation provision to the Stockholders or their advisers or professional representatives of access to all books and records in the possession of the Surviving Corporation or Concord or any Person under their control relating to the S Corporation Returns or the Examination. If the Stockholders give notice to Concord within twenty (20) calendar days after Concord has notified the Stockholders that any such claim or demand has been made in writing, that the Stockholders elect to have Concord defend, contest, negotiate, or settle any such Examination, then Concord will have the right to contest and/or settle any such Examination and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts; provided, however, that Concord will not settle, compromise, or offer to settle or compromise any such Examination without the prior written consent (which may include a general or limited consent) of the Stockholders, which consent will not be unreasonably withheld. If the Stockholders fail to give written notice to Concord of their intention to manage, direct, contest or settle any such Examination within twenty (20) calendar days after Concord has notified the Stockholders of such Examination, or if any such notice is given but the response to

                 Agreement and Plan of Reorganization -- Page 32



such Examination is not undertaken by Stockholders within a reasonable time thereafter, Concord will have the right to manage, direct, contest and/or settle any such Examination in its sole discretion and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts.

                  (d) In the event that it is determined, by a finding or order in connection with any governmental or judicial audit or proceeding (including, without limitation, any closing agreement, settlement agreement, offer in compromise, or similar arrangement), that Empire's S Corporation or comparable election pursuant to Section 1362 of the Code or comparable provisions of state or local law was not validly in effect for any period (or partial period) prior to the Effective Time, then the Stockholders shall promptly remit to Concord in cash any federal, state and/or local Tax liability (including any penalties, additions to Tax or interest assessed with respect thereto) of Empire in connection with Taxes that are imposed on the Surviving Corporation or Concord as a result of Empire's not having had an S Corporation (or comparable) election in effect for all periods. Such payment shall be made within 15 days after the date such tax liability has been so determined against the Surviving Corporation or Concord. The obligations to remit such cash to Concord as described in this
Section 7.8 shall be treated as separate from the Stockholders' other indemnification obligations hereunder and in addition to amounts that may be owed to Concord under the Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement or in the Escrow Agreement, the provisions of this Section 7.8 shall survive the termination of the Escrow Agreement and shall remain in effect as personal obligations of the Stockholders until the applicable statutes of limitations shall have expired. The procedural aspects of all such matters shall be conducted, as nearly as practicable, in accordance with Section 8.3.

                  (e) In the event that any dispute arises between (a) the Stockholders and (b) Concord and/or Empire in connection with any tax matter, the parties agree to resolve such dispute utilizing arbitration procedures similar to those provided for in Section 2.3(c) of the Escrow Agreement.

         7.9 Stock Appreciation Rights. Immediately following the Effective Time, Concord shall make a capital contribution to the Surviving Corporation in the amount of $3,550,000 to permit the Surviving Corporation to make a cash payment of $3,550,000 to satisfy the obligations under Empire's Stock Appreciation Rights Plan (1997) (the "SAR Plan") and under each rights agreement entered into under such plan.

         7.10 Reorganization Treatment. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. Each of the parties agrees to take, or cause to be taken, all actions and to do or cause to be done, all things necessary to qualify the transactions contemplated by this Agreement as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Notwithstanding any other provision of this Agreement, the provisions of this Section shall survive the Closing for a period of three (3) years.

                 Agreement and Plan of Reorganization -- Page 33



                                  ARTICLE VIII

                         INDEMNIFICATION BY STOCKHOLDERS

         8.1 Indemnification Relating to Agreement. Subject to Section 8.4, the Stockholders, jointly and severally, hereby agree to defend, indemnify and hold Concord harmless from and against, and to reimburse Concord with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees) ("Indemnifiable Amounts"), of every nature whatsoever incurred by Concord (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Concord) that constitutes a breach, by Empire or any of the Stockholders of any representation or warranty of Empire or the Stockholders contained in this Agreement or in any certificate or other document prepared by or on behalf of Empire and delivered to Concord pursuant to this Agreement prior to or on the Effective Date, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Concord, (ii) the failure, partial or total, of Empire or any of the Stockholders to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Concord and (iii) any federal, state, local or foreign Tax liability, or asserted liability, of Empire attributable to periods (or any portion thereof) ending on or prior to the Closing Date but only to the extent such liabilities were not accrued for on the Unaudited Balance Sheet. The foregoing obligations to indemnify Concord will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Empire, and no stockholder of Empire will be entitled to any indemnification from Empire or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Concord or the Surviving Corporation for indemnification payments made by or for the account of the Stockholders. Any Person seeking indemnification hereunder must provide all cooperation, including access to books, records, documents and personnel, reasonably requested by the Stockholders.

         8.2 Third Party Claims. With respect to any claims or demands by third parties as to which Concord may seek indemnification hereunder, other than claims or demands covered by Section 8.3, whenever Concord will have received a written notice that such a claim or demand has been asserted or threatened, Concord will promptly notify the Stockholders of such claim or demand and of the facts within Concord's knowledge that relate thereto within a reasonable time after receiving such written notice, provided, that no delay on the part of Concord shall relieve the Stockholders of any liability or obligation hereunder, except to the extent that the Stockholders clearly demonstrate that the defense of such claim or demand has been materially prejudiced by Concord's failure to give notice within a reasonable time after receiving notice thereof. The Stockholders will then have the right to defend, contest, negotiate or settle any such claim or demand through one counsel of their own selection, satisfactory to Concord, and solely at the Stockholders' own cost and expense, which costs and expenses will be payable out of the property being held pursuant to the Escrow Agreement; provided that, if either Stockholder

                 Agreement and Plan of Reorganization -- Page 34



exercise its right to defend, contest, negotiate or settle any such claim or demand and there exists a conflict of interest (not subject to waiver) between the interests of the Stockholders and those of Concord with respect to such claim or demand, Concord may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to Concord shall be considered Indemnifiable Amounts for purposes of this Agreement. Notwithstanding the preceding sentence, the Stockholders will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Concord, which consent will not be unreasonably withheld. Without limiting Concord's rights to object for other reasons, Concord may object to a settlement or compromise that includes any provision which in Concord's reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Concord or any of its Subsidiaries. If the Stockholders give notice to Concord within twenty (20) calendar days after Concord has notified the Stockholders that any such claim or demand has been made in writing, that the Stockholders elect to have Concord defend, contest, negotiate, or settle any such claim or demand, then Concord will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts; provided, however, that Concord will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Stockholders, which consent will not be unreasonably withheld. If the Stockholders fail to give written notice to Concord of his intention to contest or settle any such claim or demand within twenty (20) calendar days after Concord has notified the Stockholders that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Stockholders within a reasonable time thereafter, Concord will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts. Any Person seeking indemnification hereunder must provide all cooperation, including access to books, records, documents and personnel, reasonably requested by the Stockholders.

         8.3 Tax Contests. Subject to 7.8, Concord will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation regarding any tax period (or portion thereof) beginning on or after the Effective Date. Concord will conduct any such Tax audit or other Tax contest in good faith.

         8.4      Limitations.

                  (a) Threshold. Notwithstanding any other provision in this
Article VIII, Concord will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article VIII disregarding any qualification in any representation or warranty as to "materially" or "material") exceed One Hundred Fifty Thousand Dollars ($150,000) (the "Threshold Amount"); provided that at such time as the amount to which Concord is entitled to be indemnified exceeds the Threshold Amount, Concord shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount.

                  (b) Ceiling. Subject to Section 8.5, the Stockholders aggregate cumulative liability under this Article VIII, and Concord's sole and exclusive recourse for any Indemnifiable

                 Agreement and Plan of Reorganization -- Page 35



Amounts under this Article VIII, shall be to the Escrow Shares delivered by Concord at the Closing pursuant to the Escrow Agreement.

                  (c) Time Limit. The representations, warranties, covenants and agreements of Empire and the Stockholders set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims relating to Tax matters may be made on or before the expiration of the applicable Tax statute of limitations.

         8.5 Exceptions to Limitations. Notwithstanding anything to the contrary contained herein, none of the limitations set forth in Section 8.4 shall apply in the case of any Indemnifiable Amounts arising out of or relating to (i) criminal activity or fraud or willful misstatements or omissions, (ii) title to or infringement caused by any software, technology, service or product which, at any time prior to Closing, was marketed, licensed, maintained, supported, owned or claimed to have been owned by Empire, (iii) record or beneficial ownership of any shares of capital stock in Empire, (iv) any breach of any covenants or obligations to be performed after Closing, (v) Taxes, or (vi) the exercise of dissenters' rights by any Empire stockholder; provided, however, that with respect to clause (ii) only of this Section 8.5, (A) the total Indemnifiable Amounts to be paid to concord by the Stockholders, if any, shall not exceed $16,975,000 and (B) any claims with respect to any breach of the representations, warranties covenants and agreements of Empire and the Stockholders as they relate to clause (ii) only of this Section 8.5 may be made by Concord only on or before the fifth yearly anniversary of the date of this Agreement.

         8.6 Binding Effect. The indemnification obligations contained in this
Article VIII are an integral part of this Agreement and the Merger in the absence of which Concord would not have entered into this Agreement.

                 Agreement and Plan of Reorganization -- Page 36


                                   ARTICLE IX

                    INDEMNIFICATION BY CONCORD AND MERGER SUB

         9.1 Indemnification Relating to Agreement. Concord and Merger Sub (which will include the Surviving Corporation), jointly and severally, hereby agree to defend, indemnify and hold the Stockholders harmless from and against, and to reimburse the Stockholders with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees) ("Stockholder Indemnifiable Amounts"), of every nature whatsoever incurred by the Stockholders by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than the Stockholders) that constitutes a breach, by Concord or Merger Sub of any representation or warranty of Concord or Merger Sub contained in this Agreement or in any certificate or other document prepared by or on behalf of Concord or Merger and delivered to the Stockholders pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of the Stockholders, or (ii) the failure, partial or total, of Concord or Merger Sub to perform any agreement or covenant required by this Agreement or in any agreement delivered pursuant hereto to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of the Stockholders. Any Person seeking indemnification hereunder must provide all cooperation, including access to books, records, documents and personnel, reasonably requested by Concord and Merger Sub.

         9.2      Limitations.

                  (a) Threshold. Notwithstanding any other provision in this
Article IX, the Stockholders will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article IX disregarding any qualification in any representation or warranty as to "materially" or "material") exceed One Hundred Fifty Thousand Dollars ($150,000) (the "Concord Threshold Amount"); provided that at such time as the amount to which the Stockholders are entitled to be indemnified exceeds the Threshold Amount, the Stockholders shall be entitled to be indemnified up to the full Stockholder Indemnifiable Amounts including the Concord Threshold Amount.

                  (b) Ceiling. Concord's aggregate cumulative liability under this Article IX, and the Stockholder's sole and exclusive recourse for any Stockholder Indemnifiable Amounts under this Article IX, shall be $3,750,000.

                  (c) Time Limit. The representations, warranties, covenants and agreements of Concord set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims relating to Tax matters may be made on or before the expiration of the applicable Tax statute of limitations.

                 Agreement and Plan of Reorganization -- Page 37



         9.3 Third Party Claims. With respect to any claims or demands by third parties as to which the Stockholders may seek indemnification hereunder, whenever the Stockholders will have received a written notice that such a claim or demand has been asserted or threatened, the Stockholders will promptly notify Concord and Merger Sub of such claim or demand and of the facts within the Stockholders' knowledge that relate thereto within a reasonable time after receiving such written notice, provided, that no delay on the part of the Stockholders shall relieve Concord and Merger Sub of any liability or obligation hereunder, except to the extent that Concord and Merger Sub clearly demonstrate that the defense of such claim or demand has been materially prejudiced by the Stockholders' failure to give notice within a reasonable time after receiving notice thereof. Concord and Merger Sub will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of its own selection, satisfactory to the Stockholders, and solely at Concord and Merger Sub' own cost and expense; provided that, if either Stockholder exercises its right to defend, contest, negotiate or settle any such claim or demand and there exists a conflict of interest (not subject to waiver) between the interests of Concord and Merger Sub and those of the Stockholders with respect to such claim or demand, the Stockholders may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to the Stockholders shall be considered Stockholder Indemnifiable Amounts for purposes of this Agreement. Notwithstanding the preceding sentence, Concord and Merger Sub will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Stockholders, which consent will not be unreasonably withheld. Without limiting the Stockholders' rights to object for other reasons, the Stockholders may object to a settlement or compromise that includes any provision which in the Stockholders' reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of the Stockholders or any of its Subsidiaries. If Concord and Merger Sub give notice to the Stockholders within twenty (20) calendar days after the Stockholders has notified Concord and Merger Sub that any such claim or demand has been made in writing, that Concord and Merger Sub elect to have the Stockholders defend, contest, negotiate, or settle any such claim or demand, then the Stockholders will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article IX as to any Stockholder Indemnifiable Amounts; provided, however, that the Stockholders will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of Concord and Merger Sub, which consent will not be unreasonably withheld. If Concord and Merger Sub fail to give written notice to the Stockholders of his intention to contest or settle any such claim or demand within twenty (20) calendar days after the Stockholders has notified Concord and Merger Sub that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by Concord and Merger Sub within a reasonable time thereafter, the Stockholders will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article IX as to any Stockholder Indemnifiable Amounts. Any Person seeking indemnification hereunder must provide all cooperation, including access to books, records, documents and personnel, reasonably requested by Concord and Merger Sub.

         9.4 Binding Effect. The indemnification obligations contained in this
Article IX are an integral part of this Agreement and the Merger in the absence of which the Stockholders would not have entered into this Agreement.

                 Agreement and Plan of Reorganization -- Page 38



         9.5 Exceptions to Limitations. Notwithstanding anything to the contrary contained herein, none of the limitations set forth in Section 9.2 shall apply in the case of any Stockholder Indemnifiable Amounts arising out of or relating to (i) criminal activity or fraud or willful misstatements or omissions, (ii) any failure to deliver good title to and record ownership of the concord Merger Shares or (iii) any breach of covenants or obligations to be performed after Closing under this Agreement or under the Registration Rights Agreement (including those with respect to taxes contained in Section 5.10).


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Entire Agreement. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

         10.2 Governing Law; Consent to Jurisdiction. The Merger will be governed by the GBCC to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the Commonwealth of Massachusetts. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in Boston, Massachusetts or Atlanta, Georgia. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

         10.3 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be given in accord with the Agreement Regarding Notification of even date herewith in the form of Exhibit 10.3 hereto to which the parties hereto are signatories.

         10.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

         10.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this

                 Agreement and Plan of Reorganization -- Page 39



Agreement, will survive the Effective Time, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

         10.6 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Empire, Merger Sub, Concord and each Stockholder, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by Merger Sub, Concord, Empire or either Stockholder, in violation of this Section
10.6 will be voidable and will entitle Empire or either Stockholder, in the case of an attempted assignment by Concord or Merger Sub, or Concord or Merger Sub, in the case of an attempted assignment by Empire or either Stockholder, to terminate this Agreement at its option.

         10.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

         10.8 Amendment. This Agreement may not be amended except by an instrument in writing executed by all parties hereto.

         10.9 Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

         10.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         10.11 Knowledge. For purposes of this Agreement, the term "knowledge" (including any derivation thereof such as "know" or "knowing") with respect to any party will mean the actual knowledge of such party, and in the case of any corporate party, of any director or executive officer of such corporate party.

                 Agreement and Plan of Reorganization -- Page 40



         10.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all transfer, sales, use, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by Concord with respect to which such Tax relates.


         (THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

         IN WITNESS WHEREOF, Concord, Merger Sub, Empire and the Stockholders have executed this Agreement as of the date first written above.

CONCORD COMMUNICATIONS, INC.                EMPIRE TECHNOLOGIES, INC.

By:         /s/ John A. Blaeser             By:    /s/ Cheryl D. Krupczak
Name:       John A. Blaeser                 Name:  Cheryl D. Krupczak
Title:      President and CEO               Title: President


E ACQUISITION CORP.

By:  /s/    Gary E. Haroian
     Name:  Gary E. Haroian
     Title: Director


STOCKHOLDERS:

/s/ Cheryl Krupczak
Cheryl Krupczak

/s/ Robert Krupczak
Robert Krupczak


                               [SIGNATURE PAGE TO
                      AGREEMENT AND PLAN OF REORGANIZATION]

+ Agreement and Plan of Reorganization dated as of October 19, 1999 by and among Concord Communications, Inc., E Acquisition Corp., Empire Technologies, Inc. and the stockholders of Empire Technologies, Inc.

               Schedules and Exhibits Ommitted in Accordance With
                        Item 601(b)(2) of Regulation S-K
                        --------------------------------

Exhibit 2.2        Escrow Agreement
Exhibit 6.1(c)     Non-Competition Agreement
Exhibit 6.2(c)     Investment Agreement
Exhibit 6.3(b)     Registration Rights Agreement
Exhibit 7.7        Empire Affiliate Agreement
Exhibit 10.3       Agreement Regarding Notification
Schedule 3.1       Organization, Standing and Power; Subsidiaries
Schedule 3.2       Capital Structure
Schedule 3.4       Compliance with Laws and Other Instruments; Non-Contravention
Schedule 3.5       Technology and Intellectual Property Rights
Schedule 3.6       Financial Statements; Business Information
Schedule 3.7       Taxes
Schedule 3.8       Absence of Certain Changes and Events
Schedule 3.9       Leases in Effect
Schedule 3.10      Personal Property; Real Estate
Schedule 3.11      Certain Transactions
Schedule 3.14      Major Contracts
Schedule 3.16      Insurance and Banking Facilities
Schedule 3.17      Employees
Schedule 3.18      Employee Benefit Plans



         Concord Communications, Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request; provided however, that Concord Communications, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.